SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
LOUDEYE CORP.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
CALCULATION OF FILING FEE

Per unit price
or other
underlying
	Aggregate	value of
	number of	transaction
	securities	computed	Proposed
	to which	pursuant to	maximum
Title of each class of securities to which	transaction	Exchange Act	aggregate value
transaction applies	applies	Rule 0-11	of transaction	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On September 25, 2006 Loudeye Corp. issued the following press release:
Loudeye and Nokia Receive Regulatory Approval of Proposed Merger
Seattle, WA—September 25, 2006—Loudeye Corp. (Nasdaq: LOUD) today announced that Loudeye and Nokia Inc. have received required regulatory approvals for their proposed merger transaction. Loudeye and Nokia have received early termination of the waiting period from the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, Loudeye and Nokia have obtained clearance from authorities in Germany under the Act Against Restrictions of Competition of 1958 and from authorities in Italy under Italian Law No. 287 of 10 October, 1990, as amended.
The proposed merger is subject to approval of Loudeye’s stockholders and Loudeye has scheduled a special meeting of stockholders for October 11, 2006 to vote on a proposal to approve the merger. Loudeye’s board of directors has unanimously recommended a vote in favor of the proposed merger. The proposed merger is also subject to other closing conditions including obtaining third party consents and the absence of material adverse changes in Loudeye’s business and operations prior to closing.
About Loudeye
Loudeye is a worldwide leader in business-to-business digital media solutions. Loudeye combines innovative services with a broad catalog of licensed digital music and an industry leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. Loudeye is headquartered in Seattle, USA with offices in London and Bristol UK, Paris France, Cologne Germany and Milan Italy. For more information, visit www.loudeye.com.
Media/press contact (U.S.): Gil Lee, mPRm for Loudeye, 323-933-3399, glee@mprm.com
Media/press contact (Europe): Chris Owen, Trimedia Communications UK for Loudeye, +44 (0)207 471 6851 or +44 (0)7787 122 800, chris.owen@trimediauk.com
Investor Contacts:
Investor relations: Chris Pollak, 206-832-4000, ir@loudeye.com
Forward-Looking Statement Disclaimer
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that the consummation of the transaction is subject to numerous closing conditions, including, among others, (i) the approval of the transaction by Loudeye’s stockholders, (ii) Loudeye’s ability to obtain consents from third parties to the continuation, modification, extension and/or termination of certain specified contracts, and (iii) the absence of a material adverse effect in Loudeye business or operations, including as a result of loss of employees, loss of customers or failure to maintain a minimum specified cash balance, each as described in the merger agreement; the risk that the transaction may not be consummated if the conditions to closing are not satisfied or waived; the risk that Nokia has certain termination rights in the definitive merger agreement including as a result of a material adverse effect in Loudeye’s business or operations; the effect of announcement of the proposed transaction on Loudeye’s business and the overall demand for Loudeye’s services; the timing of market adoption and movement toward digital mobile music offerings; the ability of Loudeye to offer its services into new territories and markets; the market adoption of new mobile music devices; margin erosion or market shrinkage; other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.
Additional Information and Where to Find It
In connection with Loudeye’s solicitation of proxies with respect to the meeting of stockholders to be called with respect to the proposed merger, Loudeye has filed with the Securities and Exchange Commission (the “SEC”), and has furnished to stockholders of Loudeye, a proxy statement. Stockholders are advised to read the proxy statement because it contains important information. Stockholders can obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Stockholders can also obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Loudeye Corp.,1130 Rainier Avenue South, Seattle, WA 98144, Attention: Corporate

Secretary, Telephone: (206) 832-4009, or from Loudeye’s website, www.loudeye.com. Loudeye and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from stockholders of Loudeye in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Loudeye’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Loudeye common stock as of March 1, 2006 is also set forth in the Schedule 14A filed by Loudeye on May 10, 2006 with the SEC. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to Loudeye’s corporate website at www.loudeye.com.
In addition, Nokia may be deemed to be participating in the solicitation of proxies from Loudeye’s stockholders in favor of the approval of the proposed merger. Information concerning Nokia’s directors and executive officers is set forth in Nokia’s proxy material for its 2006 annual general meeting, which was filed with the SEC on February 16, 2006, and Nokia’s 2005 annual report on Form 20-F filed with the SEC on March 2, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Nokia’s Investor Relations page on its corporate website at www.Nokia.com.